Exhibit 4.1(a)

Execution Copy

GUARANTY

Dated as of December 2, 2005

From

GEORGIA-PACIFIC CORPORATION

as the Parent Guarantor,

and

FORT JAMES CORPORATION

and

FORT JAMES OPERATING COMPANY

as the Subsidiary Guarantors,

in favor of

THE GUARANTEED PARTIES REFERRED TO HEREIN

Georgia-Pacific Canada, Consumer Products, Inc.

Georgia-Pacific Canada, Consumer Products, Inc.

SCHEDULES:

Schedule 8(e)	-	Material Indebtedness and Material Capital Leases
Schedule 8(f)	-	Litigation
Schedule 8(i)	-	Environmental Matters
Schedule 8(j)	-	Labor Matters
Schedule 8(k)	-	Tax Sharing Agreements
Schedule 8(m)	-	Subsidiaries
Schedule 10(a)	-	Existing Liens
Schedule 14	-	Addresses for Notices

EXHIBITS:

Exhibit A	-	Accession Agreement
Exhibit B	-	Compliance Certificate

ii

Georgia-Pacific Canada, Consumer Products, Inc.

GUARANTY

GUARANTY dated as of December 2, 2005 made by Georgia-Pacific Corporation, a Georgia corporation (the “Parent Guarantor”), Fort James Corporation, a Virginia corporation (“Fort James Corp.”), and Fort James Operating Company, a Virginia corporation (“Fort James Operating”; and together with Fort James Corp. and the Parent Guarantor, the “Guarantors”) in favor of the Guaranteed Parties.

PRELIMINARY STATEMENT. Georgia-Pacific Canada, Consumer Products, Inc., a company organized under the laws of Canada (the “Borrower”), and a wholly owned subsidiary of the Parent Guarantor, is party to a Credit Agreement dated as of December 2, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; with certain Lenders party thereto and Citibank, N.A., Canada Branch, as Administrative Agent for such Lenders. The Guarantors will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement, the Guarantors hereby agree as follows:

Section 1. Defined Terms. (a) As used in this Guaranty, the following terms shall have the meanings set forth below:

“Accession Agreement” means an Accession Agreement to Guaranty in the form attached hereto as Exhibit A.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such entity.

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“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33-1/3% or more of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent Guarantor, or control over the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 33-1/3% or more of the combined voting power of such securities.

Notwithstanding anything to the contrary above, it is understood and agreed that neither (i) the execution and delivery of the Agreement and Plan of Merger dated as of November 13, 2005 (the “Merger Agreement”) between the Parent Guarantor, Koch Industries and Koch Forest Products, Inc. nor (ii) the consummation of the transactions contemplated by the Merger Agreement shall constitute a “Change of Control”; provided that the agreement with respect to this clause (ii) shall cease to be effective upon the earliest to occur of the following: (A) the Closing (as such term is defined in the Merger Agreement) and (B) termination of the Merger

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Agreement in accordance with its terms. For the avoidance of doubt, the Closing (as such term is defined in the Merger Agreement) shall constitute a “Change of Control” hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Guaranty.

“Consolidated Adjusted Net Worth” means, as of any date of determination, the sum of (a) the Consolidated Net Worth at such date and (b) any Consolidated Goodwill Amount at such date.

“Consolidated Goodwill Amount” means, as of the date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, if Consolidated Net Worth as of the end of any fiscal quarter of the Parent Guarantor starting with the fiscal quarter of the Parent Guarantor commencing January 4, 2004 (the “Determination Date”) has been reduced as a result of (a) any write-offs of goodwill attributable to any assets since the Determination Date or (b) any loss in the value of an asset attributable to goodwill that is incurred in connection with the sale or disposition of such asset since the Determination Date, an amount (but not to exceed $2 billion in the aggregate over the term of this Guaranty) equal to the cumulative sum since the Determination Date of (without duplication) (1) the aggregate amount of all write-offs of goodwill attributable to assets of the Parent Guarantor and its Subsidiaries since the Determination Date and (2) the aggregate amount of that portion of the loss of the value of assets sold or disposed of in connection with asset sales by the Parent Guarantor and its Subsidiaries that constitutes goodwill since the Determination Date.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period ending on such date to (b) Consolidated Interest Charges for the Measurement Period ending on such date.

“Consolidated Leverage Ratio” means, as of any date of determination, a quotient, expressed as a percentage, the numerator of which shall be Consolidated Funded Debt as of such date and the denominator of which shall be the Consolidated Total Capital as of such date.

“Consolidated Net Worth” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to the total Shareholders’ Equity at such date plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated Net Worth”) the amount of accumulated other comprehensive income as of such date, in each case as such amounts would be shown on the consolidated financial statements of the Parent Guarantor as of such time prepared in accordance with GAAP. For purposes of calculating “Consolidated Net Worth”, if the amount of accumulated other comprehensive income is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Total Capital” means, as of any date of determination, the sum of (a) Consolidated Funded Debt at such date and (b) Consolidated Adjusted Net Worth at such date.

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“Determination Date” has the meaning specified in the definition of “Consolidated Goodwill Amount”.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041(e), or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Guarantor or any ERISA Affiliate.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which it’s applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Guarantor is located, and (c) in the case of a Foreign Lender, any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 7(e).

“Guaranteed Obligations” has the meaning set forth in Section 2(a).

“Guaranteed Parties” means the Administrative Agent and the Lenders.

“Guarantor Event of Default” has the meaning specified in Section 12.

“Guarantors” has the meaning specified in the preamble to this Guaranty.

“IRS” means the United States Internal Revenue Service.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Guarantor or any ERISA Affiliate makes or is

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obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Tangible Assets” means, at any date, the aggregate amount of assets, including the amount of any receivables or other accounts of the Parent Guarantor and its Subsidiaries sold in connection with any receivables sale transaction (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and other intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Parent Guarantor and its Subsidiaries and computed in accordance with GAAP.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Guarantor or any ERISA Affiliate or to which the Parent Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means any business conducted by the Parent Guarantor and its Restricted Subsidiaries on the date of this Guaranty, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complimentary thereto.

“Permitted Liens” means Liens permitted or required by Section 10(a).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent Guarantor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning specified in Section 9(b).

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands, owned by the Parent Guarantor and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term “Principal Property” shall not include:

(d) any such mill, plant, facility or timberlands or portion thereof:

(i) which is acquired after the date of this Guaranty for the disposal of solid waste, or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants; or

(ii) which in the opinion of the Board of Directors of the Parent Guarantor is not of material importance to the total business conducted by the Parent Guarantor and the Restricted Subsidiaries, considered as a whole; or

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(e) any timberlands designated by the Board of Directors of the Parent Guarantor as being held primarily for development and/or sale rather than for the production of timber; or

(f) any minerals or mineral rights.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

“Receivables Program” means, with respect to any Person, any accounts receivable securitization or commercial paper program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with the Parent Guarantor and/or one or more other Restricted Subsidiaries, owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent Guarantor and/or one or more Restricted Subsidiaries of any Principal Property (except for leases between the Parent Guarantor and any Restricted Subsidiary, between any Restricted Subsidiary and the Parent Guarantor, or between Restricted Subsidiaries, and except for a lease for a term, including any renewal thereof, of not more than three years), which Principal Property has been or is to be sold or transferred by the Parent Guarantor and/or such Restricted Subsidiary or Restricted Subsidiaries to such Person with the intention of taking back a lease of such Principal Property.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent Guarantor and its Subsidiaries as of that date determined in accordance with GAAP.

“Subordinated Debt” has the meaning set forth in Section 18(a).

“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor other than a Restricted Subsidiary.

“Value” means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

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(a) If, at any time, with respect to any of the financial statements required to be delivered pursuant to Section 9(a) at any time after the Closing Date, the descriptions of the Financial Terms Items or any part thereof are no longer used or have been changed in any such financial statements and as a result thereof the original intent of such defined terms as in effect as of the Closing Date have been affected, then the Administrative Agent, the Lenders, and the Parent Guarantor shall negotiate in good faith to amend such defined term(s) to preserve the original intent thereof; provided that, until so amended, (i) such defined terms shall continue to be used and (ii) the Parent Guarantor shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of the financial ratios or requirement made before and after giving effect to such change in such defined terms.

(b) Terms defined in the Credit Agreement are used herein as therein defined. In addition, the interpretive provisions of Section 1.02 and 1.03 of the Credit Agreement apply to this Guaranty to the same extent as if such provisions were set forth in full herein.

Section 2. Guaranty. (a) Each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Borrower to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Guaranteed Parties thereunder or in connection therewith, provided that no demand shall be made under this Guaranty unless (i) an Event of Default has occurred and is continuing and (ii) unless such Event of Default is an Event of Default specified in Section 8.01(f) of the Credit Agreement with respect to the Borrower, a demand shall first have been made on the Borrower to pay the outstanding obligations and either (x) such demand shall not have been satisfied or (y) such Event of Default shall not have been cured, in each case, within three Business Days after the making of such demand. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty, shall hereinafter be collectively referred to as the “Guaranteed Obligations”. Each Guarantor agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Guaranteed Party under or in respect of the Loan Documents but for the

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fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

(b) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the applicable state law and §§ 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty fully enforceable and nonavoidable.

Section 3. Liability of Guarantors. The liability of the Guarantors under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any collateral;

(b) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(c) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default;

(d) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(i) any Insolvency Proceeding with respect to the Borrower, such Guarantor, any other Loan Party or any other Person;

(ii) any limitation, discharge, or cessation of the liability of the Borrower, such Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii) any merger, acquisition, consolidation or change in structure of the Borrower, such Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Borrower, such Guarantor, any other Loan Party or other Person;

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(iv) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any collateral;

(v) any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, such Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any collateral, or any Guaranteed Party’s exchange, release, or waiver of any collateral;

(vii) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the Borrower, any other Loan Party or any other Person;

(viii) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

(ix) any impairment or invalidity of any of the collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein;

(x) any acts of any Governmental Authority of or in any jurisdiction affecting the Borrower, the Parent Guarantor, any other Loan Party or other Person, including any restrictions on the conversion or exchange of currency or repatriation or control of funds, a declaration of banking moratorium or any suspension of payments by banks in any jurisdiction or the imposition by any jurisdiction or any Governmental Authority thereof or therein of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, or any total or partial expropriation, confiscation, nationalization or requisition of any such Person’s property; any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in any jurisdiction; or any economic, political, regulatory or other events in any jurisdiction; and

(xi) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party.

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Section 4. Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(c) the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(d) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any collateral, nor shall any Guaranteed Party be liable to the Guarantors for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on any collateral therefor;

(e) the Guaranteed Parties may take and hold security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(f) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(g) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantors against the Borrower;

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all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

Section 5. Guarantor Waivers and Acknowledgments. (a) Certain Waivers. Each Guarantor waives and agrees not to assert:

(i) except to the extent set forth herein, any right to require any Guaranteed Party to marshal assets in favor of the Borrower, the Parent Guarantor, any other Loan Party or any other Person, to proceed against the Borrower, any other Loan Party or any other Person, to proceed against or exhaust any collateral, or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of the such Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

(b) Additional Waivers. Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Except as set forth herein, each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.

(c) Independent Obligations. The obligations of each Guarantor hereunder are independent of and separate from the obligations of the Borrower and any other Loan Party and upon the occurrence and during the continuance of an Event of Default, a separate action or actions may be brought against such Guarantor, whether or not the Borrower or any such other

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Loan Party is joined therein or a separate action or actions are brought against the Borrower or any such other Loan Party.

(d) Financial Condition of the Borrower. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

(e) No Prior Assignment. No Guarantor has previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than a Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Guarantors.

(f) Consideration. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.

(g) Independent Investigation. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. Each Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that any Guarantor may desire. No Guarantor is relying upon nor expecting any Guaranteed Party to furnish to it any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of the Borrower or any other matter.

Section 6. Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, nor directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrower or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

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Section 7. Payments Free and Clear of Taxes, Etc. (a) Payments Free of Taxes. Any and all payments made by any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Parent Guarantor. Without limiting the provisions of subsection (a) above, the Parent Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Parent Guarantor. The Parent Guarantor shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable calculation thereof) delivered to the Parent Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Guarantor (with a copy to the Administrative Agent) (or, if applicable, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by applicable law or reasonably requested by such Guarantor or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; it being understood for the avoidance of doubt that if a Foreign Lender is not in fact entitled to such an exemption from or reduction of withholding tax, such fact will in no event limit such Foreign Lender’s right to amounts payable pursuant to Sections 7(a) and (c).

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Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Guarantor or with respect to which any Guarantor has paid additional amounts pursuant to this Section, it shall pay such Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Guarantor or any other Person.

Section 8. Representations and Warranties. The Parent Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) Existence, Qualification and Power. Each Guarantor and each Restricted Subsidiary:

(i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(ii) has all requisite corporate power and authority, partnership power and authority, or other power and authority, as the case may be, and all requisite governmental licenses, authorizations, consents and approvals to (A) own, pledge, mortgage, hold under lease and operate its properties or assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and

(iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires such qualification or license;

except in each case referred to in clause (ii)(A) or (iii) above in this Section, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

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(b) Authorization; No Contravention. The execution, delivery and performance by each Guarantor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(i) contravene the terms of any of such Person’s Organization Documents;

(ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or

(iii) violate any Law applicable to such Person or to such Person’s properties.

Each Guarantor is in compliance with all Contractual Obligations referred to in clause (ii)(A) above in this Section, except to the extent that failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Loan Document to which it is a party.

(d) Binding Effect. This Guaranty has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Guarantor that is party thereto. This Guaranty constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e) Financial Statements; No Material Adverse Effect. (i) The Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition (on a consolidated basis) of the Parent Guarantor and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show or otherwise reflect all material indebtedness, obligations and other liabilities of the Parent Guarantor and its consolidated Subsidiaries as of the date thereof as determined in accordance with GAAP.

(ii) The unaudited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries dated October 1, 2005, and the related consolidated

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statements of income or operations and cash flows for the fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition (on a consolidated basis) of the Parent Guarantor and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments. Schedule 8(e) sets forth all material indebtedness and material capital leases included in long-term debt as shown in the Audited Financial Statements determined in accordance with GAAP.

(iii) Since January 1, 2005, there has been no event or circumstance or no series of related events or circumstances, in either case that has had or would reasonably be expected to have a Material Adverse Effect.

(f) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Guarantor, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Guarantor or any Restricted Subsidiary or against any of their respective properties or revenues that (i) purport to affect or pertain to this Guaranty or any other Loan Document, or any of the transactions contemplated hereby, or (ii) except as specifically disclosed in Schedule 8(f), either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

(g) No Default; Burdensome Restrictions. (i) None of the Parent Guarantor, any other Guarantor or any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Guaranty or any other Loan Document.

(iii) None of the Parent Guarantor, any other Guarantor or any Restricted Subsidiary is a party to a Contractual Obligation the performance of which would reasonably be expected to have a Material Adverse Effect.

(iv) No provision or provisions of any Law applicable to any Guarantor or any Restricted Subsidiary or to any Guarantor’s or any Restricted Subsidiary’s respective properties has or would reasonably be expected to have a Material Adverse Effect.

(h) Ownership of Property; Liens. (i) Each Guarantor and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) As of the Closing Date, there are no Liens of any nature whatsoever on (A) any Principal Properties of the Parent Guarantor or any of its

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Restricted Subsidiaries, (B) any Capital Stock of the Parent Guarantor or any of its Restricted Subsidiaries, or (C) any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, in each case, with respect to clauses (A), (B) and (C) above, other than Permitted Liens.

(i) Environmental Compliance. Except as specifically disclosed in Schedule 8(i), and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent Guarantor nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability, or (D) to the knowledge of the Parent Guarantor, knows of any basis for any Environmental Liability.

(j) Labor Matters. Except as set forth on Schedule 8(j), there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Parent Guarantor, threatened against any Guarantor or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(k) Taxes. Each of the Guarantors and each of the Restricted Subsidiaries have filed all federal, state, local and foreign and other material tax returns and reports required to be filed, and have paid all federal, state, local and foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or if such non-payment (individually or in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect, or if such non-filing (individually or in the aggregate with all other such non-filings) would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Parent Guarantor or any Subsidiary that would, if made, have a Material Adverse Effect. Except as set forth on Schedule 8(k), neither any Guarantor nor any Subsidiary thereof is party to any tax sharing agreement.

(l) ERISA Compliance. (i) (A) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal Laws; (B) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Parent Guarantor, nothing has occurred which would prevent, or cause the loss of, such qualification; and (C) the Parent Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; but only to the extent clauses (A) through (C) would not have a Material Adverse Effect.

(ii) There are no pending or, to the knowledge of the Parent Guarantor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with

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respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) neither the Parent Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (C) neither the Parent Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (D) neither the Parent Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; but only to the extent the occurrence of an event listed in clauses (A) through (D) would not have a Material Adverse Effect.

(m) Subsidiaries. (i) Set forth on Schedule 8(m) is a complete and correct list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Parent Guarantor as of the date of this Guaranty, showing, as to each such Restricted Subsidiary, the correct name thereof, the jurisdiction of its incorporation or organization and the percentage of shares of each class of its securities outstanding owned by the Parent Guarantor and each other Subsidiary of the Parent Guarantor.

(ii) All of the outstanding shares of equity interest, capital stock and other securities of each of the Restricted Subsidiaries of the Parent Guarantor listed on Schedule 8(m) have been validly issued, are fully paid and nonassessable and are owned by the Parent Guarantor or another Subsidiary of the Parent Guarantor, free and clear of any Lien, except as otherwise permitted hereunder.

(iii) No Subsidiary of the Parent Guarantor owns any shares of equity interests, capital stock or other securities of the Parent Guarantor.

(n) Compliance with Laws. The Parent Guarantor and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o) Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(i) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing

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or carrying margin stock; and the Borrower will not use any proceeds of any Credit Extension for any such purpose. The use of the proceeds of the Loans by the Borrower does not violate Regulation T, U, or X of the FRB.

(ii) The Borrower (A) is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, and (B) is not, and is not required to be registered as, an “investment company” under the Investment Company Act of 1940.

(p) Foreign Asset Control Regulations.

Neither the issuance of the Notes by the Borrower nor the use of the proceeds of any of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., subtitle B, chapter V, as amended) or the Anti-Terrorism Order (Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism)), or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, the Borrower: (a) is not and will not become a blocked person described in Section 1 of Anti-Terrorism Order; and (b) does not knowingly and will not knowingly engage in any dealings or transactions or be otherwise knowingly associated with any such blocked person.

Section 9. Affirmative Covenants. The Parent Guarantor covenants and agrees that, so long as any Lender shall have any Commitment under the Credit Agreement or any Loan or other Obligation under the Credit Agreement shall remain unpaid or unsatisfied:

(a) Financial Statements. The Parent Guarantor shall deliver to the Administrative Agent (to be promptly distributed to each Lender):

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations

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for such fiscal quarter and for the portion of the Parent Guarantor’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Parent Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year end for the consolidated balance sheet, the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year for the related consolidated statements of income or operations, and the corresponding portion of the previous fiscal year for the consolidated statements of cash flows, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Parent Guarantor as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(b) Certificates; Other Information. The Parent Guarantor shall deliver to the Administrative Agent (to be promptly distributed to each Lender):

(i) concurrently with the delivery of the financial statements referred to in Sections 9(a)(i) and 9(a)(ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Guarantor;

(ii) promptly after the sending or filing thereof, copies of all reports, proxies or financial statements which the Parent Guarantor sends to its shareholders, and copies of all reports and registration statements which the Parent Guarantor or any of its Subsidiaries files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iii) promptly, and in any event within five Business Days after receipt thereof by the Parent Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation by such agency regarding financial or other operational results of the Parent Guarantor or any Subsidiary thereof, subject to any confidentiality requirements imposed by such agency in respect of disclosure of such investigation or any part thereof; and

(iv) promptly, such additional information regarding the business, properties, operations or financial condition or corporate affairs of the Parent Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 9(a)(i) or 9(a)(ii) or Section 9(b)(ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at the website address listed on Schedule 14; or (B) on which such documents are posted on the Parent Guarantor’s behalf on an Internet or intranet website, if

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any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (1) the Parent Guarantor shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Guarantor to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (2) the Parent Guarantor shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent Guarantor shall be required to provide paper copies of the Compliance Certificates required by Section 9(b)(i) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Guarantor with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent Guarantor hereby acknowledges that the Administrative Agent and/or any of the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent Guarantor hereunder (collectively, the “Parent Guarantor Materials”) by posting the Parent Guarantor Materials on IntraLinks or another similar electronic system (the “Platform”).

(c) Notices. (i) The Parent Guarantor shall promptly and in any event within three Business Days after the Parent Guarantor becomes aware of the existence of any Default or Guarantor Event of Default, notify the Administrative Agent by telephone or facsimile of such Default or Guarantor Event of Default specifying the nature of such Default or Guarantor Event of Default, which notice, if given by telephone, shall be promptly confirmed in writing within five Business Days.

(ii) The Parent Guarantor shall promptly notify the Administrative Agent of any matter that has resulted or would result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor setting forth details of the occurrence referred to therein and stating what action the Parent Guarantor has taken and proposes to take with respect thereto. Each notice pursuant to Section 9(c)(i) shall describe with particularity any and all provisions of this Guaranty and any other Loan Document that have been breached.

The Administrative Agent shall, after receipt of any such notices delivered to it pursuant to this Section 9(c), promptly deliver to each Lender a copy of such notice.

(d) Payment of Taxes, Etc. The Parent Guarantor will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Parent Guarantor or Subsidiary, as the case may be, in accordance with, and to the

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extent required by GAAP, or if such non-payment (individually and in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect.

(e) Preservation of Existence, Etc. (i) The Parent Guarantor will preserve and maintain, and cause each Restricted Subsidiary and each Subsidiary Guarantor to preserve and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except: (A) with respect to the Parent Guarantor, in a transaction permitted by Section 10(d); (B) with respect to any Subsidiary Guarantor, in a transaction permitted by Section 10(e)(i)(A) or 10(e)(i)(B) or in a transaction in which such Subsidiary Guarantor shall be released pursuant to Section 9.10 of the Credit Agreement; and (C) with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, in a transaction that is permitted or otherwise not prohibited hereunder.

(ii) The Parent Guarantor will take, and cause each Restricted Subsidiary and each Subsidiary Guarantor to take, all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f) Maintenance of Properties. The Parent Guarantor will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 9(f) shall prevent the Parent Guarantor or any of its Subsidiaries from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Parent Guarantor, desirable in the conduct of its business and would not reasonably be expected to have a Material Adverse Effect.

(g) Maintenance of Insurance. The Parent Guarantor will maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent Guarantor and such Restricted Subsidiaries operate; provided, however, that the Parent Guarantor and its Restricted Subsidiaries may self-insure to the extent that the Parent Guarantor or any such Restricted Subsidiary may in its discretion determine; and provided further that the Parent Guarantor may maintain insurance on behalf of any of its Restricted Subsidiaries.

(h) Compliance with Laws. The Parent Guarantor will comply, and cause each of its Restricted Subsidiaries to comply, in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

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(i) Books and Records. The Parent Guarantor will keep and maintain proper books of record and account, on a consolidated basis for the Parent Guarantor and its Subsidiaries, in conformity with GAAP.

(j) Inspection Rights. The Parent Guarantor will from time to time, during normal business hours upon reasonable notice, or, if a Default or a Guarantor Event of Default shall have occurred and be continuing, at any time upon notice to any Responsible Officer of the Parent Guarantor, permit the Administrative Agent, any Lender and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent Guarantor and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Parent Guarantor and any of its Restricted Subsidiaries with any of their respective Responsible Officers.

(k) ERISA Plans. The Parent Guarantor shall, and shall cause each of its ERISA Affiliates to maintain and operate each Plan and each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal law.

(l) Environmental Compliance; Notice. The Parent Guarantor will, and will cause each of its Restricted Subsidiaries to:

(i) endeavor to use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws; and

(ii) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 9(l).

(m) Use of Proceeds. The Parent Guarantor shall only permit the Borrower to use the proceeds of the Loans to finance the ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law applicable to the Borrower or any of such Subsidiaries or to the Borrower’s or any of such Subsidiaries’ business or property or of any Loan Document.

Section 10. Negative Covenants. The Parent Guarantor covenants and agrees that, so long as any Lender shall have any Commitment under the Credit Agreement or any Loan or other Obligation under the Credit Agreement shall remain unpaid or unsatisfied:

(a) Liens. The Parent Guarantor shall not create, incur, assume or suffer to exist, and shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien upon (x) any Principal Property of the Parent Guarantor or any Restricted Subsidiary, (y) shares of Capital Stock of any Restricted Subsidiary, or (z) Indebtedness of any Restricted Subsidiary, in each case with respect to clauses (x), (y) and (z), whether now owned or hereafter acquired, without making effective provision, and the Guarantor in such case will make or cause to be made effective provision, whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such other

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Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(i) Liens existing on the Closing Date and set forth on Schedule 10(a);

(ii) Liens on any Principal Property acquired, constructed or improved after the date of this Guaranty which are created or assumed contemporaneously with, or within 120 days after, or pursuant to financing arrangements for which a firm commitment is made by a bank, insurance company or other lender or investor (not including the Parent Guarantor or any Restricted Subsidiary) within 120 days after, the completion of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or, in addition to Liens contemplated by Sections 10(a)(iii), 10(a)(iv) and 10(a)(v), Liens on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Parent Guarantor and/or one or more Restricted Subsidiaries other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(iii) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person is merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person that is merged into or consolidated with the Parent Guarantor or the Restricted Subsidiary;

(iv) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time of the acquisition of the assets of such Person by the Parent Guarantor or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

(v) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary;

(vi) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent Guarantor or one or more Subsidiaries;

(vii) Liens in favor of a governmental unit to secure payments under any contract or statutory obligation, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto;

(viii) Liens on timberlands in connection with an arrangement under which the Parent Guarantor and/or one or more Restricted Subsidiaries are obligated to

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cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

(ix) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired or held for such purposes of exploring for, developing or producing oil, gas or other minerals, or production therefrom (including the proceeds thereof), or material or equipment located on such property;

(x) Liens in favor of any customer arising in respect of, and not exceeding the amount of, performance deposits and partial, progress, advance or other payments made by that customer for goods produced or services rendered to that customer in the ordinary course of business;

(xi) Liens on the property of the Parent Guarantor or any Restricted Subsidiary incurred or pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits, other than any Lien imposed in respect of employer plans subject to ERISA;

(xii) Liens on Receivables and Related Assets to reflect sales of receivables or other accounts sold by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to a Receivables Program;

(xiii) Liens to extend, renew or replace any Liens referred to in Sections 10(a)(i) through 10(a)(xii) or this Section 10(a)(xiii);

(xiv) Liens imposed by law, such as workers’, materialmen’s, mechanics’, warehousemen’s, carriers’, lessors’, vendors’ and other similar Liens incurred by the Parent Guarantor or any Restricted Subsidiary arising in the ordinary course of business which secure its obligations to any Person;

(xv) Liens created by or resulting from any litigation or proceedings which are being contested in good faith by appropriate proceedings; Liens arising out of judgments or awards against the Parent Guarantor and/or one or more Restricted Subsidiaries with respect to which the Parent Guarantor and/or such Restricted Subsidiary or Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Parent Guarantor and/or one or more Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Parent Guarantor and/or such Restricted Subsidiary or Restricted Subsidiaries are a party;

(xvi) Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 9(d), and landlord’s liens on property held under lease and tenants’ rights under leases; and

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(xvii) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not materially impair the value of any parcel of property material to the operation of the business of the Parent Guarantor and its Restricted Subsidiaries taken as a whole or the value of such property for the purpose of such business.

(b) Limitation on Sale and Leaseback Transactions. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

(i) the Parent Guarantor and/or such Restricted Subsidiary or Restricted Subsidiaries, as applicable, would be entitled to incur Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the Obligations pursuant to the provisions of Section 10(a); or

(ii) an amount equal to the Value of such Sale and Leaseback Transaction is applied within 180 days of the effective date of such Sale and Leaseback Transaction to:

(A) to the voluntary retirement of any Indebtedness of the Parent Guarantor or any Restricted Subsidiary incurred or assumed by the Parent Guarantor or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Parent Guarantor and/or one or more Restricted Subsidiaries) which by its terms matures on, or is extendable or renewable at the option of the obligor to, a date more than one year after the date of the incurrence or assumption of such indebtedness and which is senior in right of payment to, or ranks pari passu with, the Loans; or

(B) to the purchase of other property that will constitute “Principal Property” having a value at least equal to the Value of such Sale and Leaseback Transaction; or

(iii) the Parent Guarantor shall use the net proceeds of such sale to repay Guaranteed Obligations hereunder.

(c) Exemption from Limitation on Liens and Sale and Leaseback Transactions. Notwithstanding the provisions of Sections 10(a) and 10(b), the Parent Guarantor and any one or more of its Restricted Subsidiaries may nevertheless create or assume Liens or enter into Sale and Leaseback Transactions in either case that would not otherwise be permitted without securing the Obligations under or otherwise complying with said provisions, provided that the sum of the aggregate amount of all Indebtedness secured by all such Liens then outstanding (not including (i) secured Indebtedness permitted under the exceptions in Section 10(a) and (ii) Indebtedness that is secured equally and ratably with the Obligations under the provisions of the introduction to Section 10(a)) and the Value of all such Sale and Leaseback Transactions then outstanding (but excluding such transactions in which Indebtedness is retired or property is purchased or Loans under the Credit Agreement are repaid) shall not exceed 10% of Net Tangible Assets.

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(d) Fundamental Changes of the Parent Guarantor. (i) The Parent Guarantor shall not merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Parent Guarantor may merge or consolidate with or into any Person (whether or not affiliated with the Parent Guarantor) or Dispose all or substantially all of its assets, to any other Person (whether or not affiliated with the Parent Guarantor) authorized to acquire or operate the same, so long as (A) either (1) in the case of such merger or consolidation, the Parent Guarantor is the surviving Person or (2) if either (x) in the case of such merger or consolidation, if the Parent Guarantor is not the surviving Person, or (y) upon any such Disposition, the surviving or transferee Person expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Guaranty to be performed by the Parent Guarantor pursuant to agreements reasonably satisfactory to the Required Lenders; and (B) after giving effect to such transaction, no Default or Guarantor Event of Default exists and the Parent Guarantor or such surviving Person, as applicable, has demonstrated its compliance with Sections 11(a) and 11(c) to the reasonable satisfaction of the Required Lenders.

(ii) If, upon any consolidation, merger or Disposition referred to in Section 10(d)(i), (A) any Principal Property of the Parent Guarantor or any Restricted Subsidiary, (B) any shares of Capital Stock of any Restricted Subsidiary or (C) any Indebtedness of any Restricted Subsidiary, in each case owned immediately prior thereto would thereupon become subject to any Lien, other than Liens permitted under Section 10(a) or 10(c), without securing the Obligations, the Parent Guarantor, prior to such consolidation, merger or Disposition, will by supplement hereto secure the due and punctual payment of the Obligations (equally and ratably with any other Indebtedness or obligations of the Parent Guarantor then, or as a result thereof to be, secured thereby) by a direct Lien on such Principal Property, shares of Capital Stock or Indebtedness, prior to all Liens other than any then existing thereon and then so permitted by Section 10(a) or 10(c).

(e) Fundamental Changes of Subsidiary Guarantors. The Parent Guarantor shall not permit any Subsidiary Guarantor to merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that such Subsidiary Guarantor may merge or consolidate with or into the Parent Guarantor or any other Subsidiary of the Parent Guarantor, or Dispose all or substantially all of its assets to the Parent Guarantor or any Subsidiary of the Parent Guarantor authorized to acquire or operate the same, so long as:

(i) either:

(A) in the case of such merger or consolidation, the Parent Guarantor or such Subsidiary Guarantor is the surviving Person; or

(B) in the case of such merger or consolidation, if the Parent Guarantor or such Subsidiary Guarantor is not the surviving Person, either

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(1) the surviving Subsidiary is any other existing Subsidiary Guarantor; or (2) the surviving Subsidiary:

(x) expressly assumes all of the obligations of such Subsidiary Guarantor under this Guaranty on the terms set forth herein and the due and punctual performance and observance of all of the covenants and conditions to be performed by such Subsidiary Guarantor under this Guaranty; and

(y) shall have (I) executed and delivered, or caused to be executed and delivered, to the Administrative Agent an Accession Agreement, (II) provided to the Administrative Agent a favorable opinion of counsel to such surviving Subsidiary (which may be internal counsel to the Parent Guarantor) covering such matters as contained in Exhibit D-2 to the Credit Agreement with respect a Subsidiary Guarantor referenced therein, and (c) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Documents as the Administrative Agent or the Required Lenders may reasonably require; or

(C) in the case of such Disposition, the transferee is the Parent Guarantor or any other existing Subsidiary Guarantor; or

(D) in the case of such Disposition, if the Parent Guarantor or an existing Subsidiary Guarantor is not the transferee, upon any such Disposition, the transferee Subsidiary:

(1) expressly assumes all of the obligations of such Subsidiary Guarantor under this Guaranty on the terms set forth herein and the due and punctual performance and observance of all of the covenants and conditions to be performed by such Subsidiary Guarantor under this Guaranty; and

(2) shall have (x) executed and delivered, or caused to be executed and delivered, to the Administrative Agent an Accession Agreement, (y) provided to the Administrative Agent a favorable opinion of counsel to such transferee Subsidiary (which may be internal counsel to the Parent Guarantor) covering such matters as contained in Exhibit D-2 to the Credit Agreement with respect a Subsidiary Guarantor referenced therein, and (z) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Document as the Administrative Agent or the Required Lenders may reasonably require; and

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(ii) after giving effect to such transaction, no Default or Guarantor Event of Default exists.

(f) Accounting Changes. The Parent Guarantor (i) shall not make, or permit any of its Restricted Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted or required by GAAP or the Securities and Exchange Commission and (ii) shall not, without prior notice to the Administrative Agent, designate a different fiscal year other than a fiscal year that ends on the closest Saturday to December 31 of each year.

(g) Negative Pledges, Etc. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any agreement prohibiting compliance by the Parent Guarantor with the provisions of the introduction to Section 10(a) or restricting the ability of the Parent Guarantor or any other Guarantor to amend or otherwise modify this Guaranty or any other Loan Document.

(h) Change in Nature of Business. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

(i) Margin Regulations. The Parent Guarantor shall not permit the Borrower to use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 11. Financial Covenants. (a) Consolidated Leverage Ratio. The Parent Guarantor shall not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent Guarantor to be greater than 65.00%.

(b) Minimum Consolidated Adjusted Net Worth. The Parent Guarantor shall not permit the Consolidated Adjusted Net Worth as of the end of any fiscal quarter of the Parent Guarantor to be less than the sum of (i) 80% of the Consolidated Net Worth as of the end of the Parent Guarantor’s fiscal year 2003 and (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter of the Parent Guarantor (with no deduction for a net loss in any such fiscal quarter) starting with the fiscal quarter of the Parent Guarantor commencing January 4, 2004.

(c) Minimum Consolidated Interest Coverage Ratio. The Parent Guarantor shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent Guarantor to be less than 2.5 to 1.00.

Section 12. Events of Default. Any of the following shall constitute an event of default under this Guaranty (each, a “Guarantor Event of Default”):

(a) Specific Covenants. Any Guarantor fails to perform or comply with any term, covenant or agreement contained in any of Section 9(c)(i), 9(e) or 9(j) or Section 10 or 11; or

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(b) Other Defaults. Any Guarantor fails to perform or comply with any other covenant or agreement (not specified in subsection (a) above) contained in any Loan Document on its part to be performed or complied with, and such failure continues unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Parent Guarantor by the Administrative Agent at the request of the Required Lenders or otherwise; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Guarantor herein, in any other Loan Document, or in any certificate, document or financial or other statement delivered pursuant to the terms of this Guaranty or any other Loan Document shall prove to have been incorrect, untrue or misleading in any material respect when made or deemed made; or

(d) Cross-Default and Cross-Acceleration. (i) The Parent Guarantor or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Credit Agreement or any other Loan Document) having an aggregate Principal Amount equal to or greater than the Threshold Amount; or

(ii) any default or event of default occurs under the terms applicable to any such Indebtedness or Guarantee and the effect of such default or event of default results in (A) the acceleration of such Indebtedness prior to its stated maturity, (B) such Indebtedness to be demanded or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, (C) in the case of such Indebtedness representing Swap Obligations, the Swap Termination Values in respect thereof to be due and payable, or (D) such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(e) Insolvency Proceedings, Etc. (i) Any Guarantor or any Restricted Subsidiary (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law; (B) makes an assignment for the benefit of creditors; or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Guarantor or Restricted Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Guarantor or Restricted Subsidiary or to all or any material part of its property is instituted without the consent of such Guarantor or Restricted Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(f) Inability to Pay Debts; Attachment. (i) Any Guarantor or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

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(g) Judgments. There is entered against the Parent Guarantor or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment or order remains unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Parent Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i) Change of Control. There occurs any Change of Control.

Section 13. Amendments, Etc. Any amendment or waiver of any provision of this Guaranty, or any consent to any departure by any Guarantor therefrom, shall be effectuated pursuant to Section 10.01 of the Credit Agreement.

Section 14. Notices, Etc. (a) Notices Generally. Except as expressly prescribed by Section 10.02 of the Credit Agreement, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made, if to any Guarantor or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 14.

(a) Change of Address, Etc. The Parent Guarantor and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to, in the case of the Parent Guarantor, the Administrative Agent, and in the case of the Administrative Agent, the Parent Guarantor.

Section 15. No Waiver; Remedies. No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 16. Right of Set-off. Upon (a) the occurrence and during the continuance of an Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Loans

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due and payable pursuant to the provisions of said Section 8.02, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the overdue Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 17. Indemnification. (a) Without limitation on any other Obligations of each Guarantor or remedies of the Guaranteed Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to such Guarantor or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and such Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Revolving Credit Facility and the Swing Line Facility, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) Without prejudice to the survival of any of the other agreements of each Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 2 (with respect to enforcement expenses), the last sentence of Section 3, Section 6 and this Section 17 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 18. Subordination.

(a) Subordination to Payment of Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations of the Borrower to each Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit

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extensions to the Borrower or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Borrower to such Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b) No Payments. As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”), except that if no Guarantor Event of Default exists, a Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the Subordinated Debt, in accordance with the terms of the documents and instruments governing the Subordinated Debt and other Subordinated Debt Payments in respect of Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Section 10 of this Guaranty. During the existence of a Guarantor Event of Default (or if any Guarantor Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Guarantor Event of Default is cured or waived, such Guarantor shall not make, accept or receive any Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 18(b), any Subordinated Debt Payments shall be received in contravention of this Section 18(b) by any Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 18(b), after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the Guaranteed Obligations.

(c) Subordination of Remedies. As long as any Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Administrative Agent:

(i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

(ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the Borrower or

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asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such Guarantor to the Borrower against any of the Subordinated Debt; or

(iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.

(d) Subordination Upon Any Distribution of Assets of the Borrower. In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the Borrower, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.

(e) Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the Borrower or its property:

(i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and

(ii) each Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

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Section 19. Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantors expressly acknowledge that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantors until termination of the Commitments and payment and performance in full of the Obligations.

This Guaranty shall continue to be effective even if at any time any payment of any of the Guaranteed Obligations is rendered unenforceable or is rescinded or must otherwise be returned by any Guaranteed Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower), all as though such payment had not been made.

If at any time, all or any part of any payment previously received by a Guaranteed Party and applied to any Guaranteed Obligation must be rescinded or returned by the Guaranteed Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower), such Guaranteed Obligation shall, for the purpose of this Guaranty, to the extent that such payment must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Guaranteed Party, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligation as though such application by the Guaranteed Party had not been made.

Section 20. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 21. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States for the Southern District Court of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and such Guarantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the

Georgia-Pacific Canada, Consumer Products, Inc.

laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Guaranty will affect the right of any Guarantor to serve process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

(f) Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with its normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law).

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Section 22. Effectiveness. This Guaranty shall become effective upon the Administrative Agent’s receipt of each of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(a) Board Resolutions; Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of each Guarantor certifying (i) the resolutions of the Board of Directors of such Guarantor approving and authorizing the execution, delivery and performance by such Guarantor of each Loan Document to which such Guarantor is a party, and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by each such Guarantor with respect to each Loan Document to which such Guarantor is a party and (iii) the names and true signatures of the duly authorized officers of such Guarantor (which signatures may be either original or facsimile signatures) authorized to execute, deliver and perform with respect to each Loan Documents to which such Guarantor is a party;

(b) Organization Documents and Good Standing.

(i) The certificate of incorporation of each Guarantor as in effect on the Closing Date, certified by the Secretary of State of the jurisdiction of incorporation of such Guarantor as of a recent date, and by the Secretary or Assistant Secretary of such Guarantor as of the Closing Date;

(ii) A certificate of the Secretary or Assistant Secretary of each Guarantor attaching copies of the Organization Documents of such Guarantor and certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(iii) A good standing certificate for each Guarantor from the Secretary of State of its state of incorporation as of a recent date showing that such Guarantor is in good standing in such state of incorporation;

(c) Consent Certificates. A certificate of a Responsible Officer of each Guarantor either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Guarantor the validity against such Guarantor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(d) Legal Opinions. A favorable opinion of the General Counsel or Deputy General Counsel, internal counsel to the Guarantors, addressed to the Administrative Agent and each Lender substantially in the form of Exhibit D-2 to the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned Guarantors have caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GEORGIA-PACIFIC CORPORATION

By	/s/ Tyler L. Woolson
Name: Tyler L. Woolson
Title: Senior Vice President—Finance and Strategy and Treasurer

FORT JAMES CORPORATION

By	/s/ Tyler L. Woolson
Name: Tyler L. Woolson
Title: Senior Vice President—Finance and Strategy and Treasurer

FORT JAMES OPERATING COMPANY

By	/s/ Tyler L. Woolson
Name: Tyler L. Woolson
Title: Senior Vice President—Finance and Strategy and Treasurer

Georgia-Pacific Canada, Consumer Products, Inc.